Exhibit 99.1

             FACTORY 2-U STORES, INC. RECEIVES FINAL COURT APPROVAL
                    FOR $45 MILLION DIP FINANCING COMMITMENT

            DIP Financing To Supplement Cash Flow From Ongoing Stores And Proceeds From Inventory Clearance Sales At Closing Stores

SAN DIEGO, February 2, 2004 - Factory 2-U Stores, Inc. (FTUSQ.PK) today announced that the U.S. Bankruptcy Court in Wilmington, Delaware has entered an order granting final approval for the Company to use the full amount of the $45 million debtor-in-possession (DIP) financing commitment provided by The CIT Group/Business Credit, Inc. and GB Retail Funding, LLC.

The Company intends to utilize the DIP financing commitment to help fulfill its business obligations during the Chapter 11 process and ensure that its stores are well stocked with quality merchandise that appeals to its customers. This financing will be available to supplement the Company's cash flow from its ongoing 195 stores and the expected proceeds from inventory clearance sales at 44 stores slated for closure as well as the Company's cash reserves.

Factory 2-U Chief Executive Officer Norman G. Plotkin said, "We are pleased to have received final Court approval to use the $45 million DIP credit facility. This commitment provides added assurance to our vendors and other business partners that we expect to have ample liquidity to meet all of the Company's post-filing trade obligations in full and under normal conditions."

"Equally important, today's Court approval underscores the fact that our reorganization proceedings are moving forward productively and smoothly. We remain committed to working closely with our creditors, improving our financial and operational performance across our continuing store base and emerging from the Chapter 11 process well-positioned for future success."

Factory 2-U voluntarily filed a petition to reorganize under Chapter 11 of the U.S. Bankruptcy Code on January 13, 2004, in order to implement a comprehensive operational and financial restructuring of its business. The Company is continuing normal operations.

About Factory 2-U Stores, Inc.

Factory 2-U Stores, Inc. operates 239 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company currently operates 32 stores in Arizona, 1 store in Arkansas, 64 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 33 stores in Texas, and 13 stores in Washington. As previously announced, the Company plans to close 44 stores in early 2004.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, the inherent uncertainties of proceedings under Chapter 11 of the Bankruptcy Code, the effects of the delisting of our common stock by Nasdaq, and other risks detailed in the Company's Securities and Exchange Commission filings.

                                      # # #

Contacts:

MEDIA ONLY

         Michael Freitag
         Kekst and Company
         (212) 521-4800

INVESTORS

         Factory 2-U Investor Information
         (888) 201-9603

         or

         James K. White
         Kehoe, White & Co., Inc.
         (562) 437-0655